Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:         Bill Volz, President

Kimiko Milheim, CFO

(408) 542-5400

LOGIC DEVICES ADDS NEW MEMBER

TO ITS BOARD OF DIRECTORS

SUNNYVALE, Calif. - (March 17 2005) - LOGIC Devices Incorporated (Nasdaq: LOGC) today announced that Mr. Steven R. Settles was elected as an addition to the Company's Board of Directors at the Annual Meeting of Shareholders held on March 10, 2005. As a result, the Company's Board now comprises seven members.

Mr. Settles is a private investor and managing partner of Dawg Investment Fund LLP, which was formed in 2000 to invest in both public and private companies. Along with partners, he owns Intuition Development Holdings (IDH), a private firm which provides information systems and services to corporate and government clients. He is a Board Member of IDH and its subsidiaries. He is also a board member of WellfoundDecade Corp., a private software development firm and Zvolve, a private telecommunications software company. Prior to 1993, he was Director of Strategic Planning at Barnett Banks, Inc. He holds an M.B.A. degree from The Wharton School, University of Pennsylvania and a B.B.A. from the University of Georgia.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

LOGIC Devices is a fabless semiconductor manufacturer focused on developing high performance digital integrated circuits for applications requiring high-density embedded memory, high speed and low power consumption. LOGIC's product solutions meet the requirements of leading broadcast video, medical imaging, surveillance, instrumentation, and telecommunications companies. More information about LOGIC Devices is available at www.logicdevices.com.